UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2020

e.l.f. Beauty, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37873	46-4464131
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

570 10th Street
Oakland, CA 94607
(Address of principal executive offices, including zip code)

(510) 778-7787
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ELF	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.
On April 8, 2020 (the “Closing Date”), e.l.f. Beauty, Inc. (the “Company”), as parent guarantor, e.l.f. Cosmetics, Inc., W3ll People, Inc., J.A. RF, LLC, each as a borrower, Bank of Montreal, as the administrative agent, swingline lender and l/c issuer, and the lenders from time to time party thereto (collectively, the “Parties”), entered into the Third Amendment to Credit Agreement (the “Amendment”), amending that certain Senior Secured Credit Agreement, dated as of December 23, 2016, by and among the Parties (as amended, the “Credit Agreement”).
The Amendment amends the Credit Agreement by modifying the covenant levels applicable to the Company’s quarterly maintenance covenants, including (a) reducing the minimum fixed charge coverage ratio for the fiscal quarters ending December 31, 2020 and March 31, 2021 and (b) changing the maximum permitted total net leverage ratio for the fiscal quarters ending June 30, 2020, September 30, 2020, December 31, 2020, March 31, 2021 and June 30, 2021, in each case as shown in the tables below:

Minimum Fixed Charge Coverage Ratio
Measurement Period Ending	Amended	Original
June 30, 2020	1.15 to 1.00	1.15 to 1.00
September 30, 2020	1.15 to 1.00	1.15 to 1.00
December 31, 2020	0.95 to 1.00	1.15 to 1.00
March 31, 2021	0.90 to 1.00	1.15 to 1.00
June 30, 2021 and each fiscal quarter ending thereafter	1.15 to 1.00	1.15 to 1.00

Maximum Consolidated Total Net Leverage Ratio
Measurement Period Ending	Amended	Original
June 30, 2020	4.50 to 1.00	3.25 to 1.00
September 30, 2020	4.75 to 1.00	2.75 to 1.00
December 31, 2020	5.25 to 1.00	2.75 to 1.00
March 31, 2021	5.25 to 1.00	2.75 to 1.00
June 30, 2021	3.75 to 1.00	2.75 to 1.00
September 30, 2021 and each fiscal quarter ending thereafter	2.75 to 1.00	2.75 to 1.00
The Amendment also amends the Credit Agreement by adding interest rates with respect to borrowings under both the term loan facility (the “Term Loan Facility”) and the revolving credit facility (“Revolving Credit Facility”) under the Credit Agreement associated with the added increased maximum permitted total net leverage ratios. Pursuant to the Amendment, borrowings under both the Term Loan Facility and Revolving Credit Facility under the Credit Agreement bear interest, at the borrowers’ option, at either (a) a rate per annum equal to an adjusted LIBOR rate determined by reference to the cost of funds for U.S. dollar deposits for the applicable interest period (subject to a minimum floor of 0%) plus a margin based on the Company’s consolidated total net leverage ratio (as detailed in the table below under the heading “Applicable Margin for Eurodollar Rate Loans”) or (b) a floating base rate plus a margin based on the Company’s consolidated total net leverage ratio (as detailed in the table below under the heading “Applicable Margin for Base Rate Loans”).

	Amended		Original
Consolidated Total Net Leverage Ratio	Applicable Margin for Eurodollar Rate Loans	Applicable Margin for Base Rate Loans	Applicable Margin for Eurodollar Rate Loans	Applicable Margin for Base Rate Loans
> 5.00 to 1.00	3.25%	2.25%	2.75%	1.75%
> 4.00 to 1.00 but ≤ 5.00 to 1.00	3.00%	2.00%	2.75%	1.75%
> 3.00 to 1.00 but ≤ 4.00 to 1.00	2.75%	1.75%	2.75%	1.75%
> 2.50 to 1.00 but ≤ 3.00 to 1.00	2.50%	1.50%	2.50%	1.50%
> 2.00 to 1.00 but ≤ 2.50 to 1.00	2.00%	1.00%	2.00%	1.00%
> 1.50 to 1.00 but ≤ 2.00 to 1.00	1.75%	0.75%	1.75%	0.75%
≤ 1.50 to 1.00	1.50%	0.50%	1.50%	0.50%

As of the Closing Date, the applicable margin for both the Revolving Credit Facility and the Term Loan Facility was 1.75% for the adjusted LIBOR rate and 0.75% for the floating base rate.
The Amendment further amends the Credit Agreement to increase the amount of cash netted in the calculation of the consolidated total net leverage ratio, and also amends the language around the level of add-backs to the adjusted consolidated EBITDA definition.
The Company paid approximately $0.4 million in fees related to the Amendment.
The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to (i) the full text of the Amendment, which is filed as Exhibit 10.1 hereto, (ii) the Credit Agreement, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 28, 2016, and (iii) the First Amendment to Credit Agreement, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 28, 2017, each of which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

10.1
Third Amendment to Credit Agreement, dated as of April 8, 2020, by and among e.l.f. Beauty, Inc., as parent guarantor, e.l.f. Cosmetics, Inc., W3ll People, Inc., J.A. RF, LLC, each as a borrower, Bank of Montreal, as the administrative agent, swingline lender and l/c issuer, and the lenders from time to time party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

e.l.f. Beauty, Inc.

Date: April 9, 2020	By:	/s/ Scott K. Milsten
Scott K. Milsten
Senior Vice President and General Counsel